ARTICLES OF INCORPORATION

of

NEW DIMENSION HOLDINGS, INC

oooOooo

Pursuant to Chapter 78 of the Nevada Revised Statutes (“NRS”) and authorization, the undersigned incorporator hereby adopts the following Articles of Incorporation, to-wit:

ARTICLE I

The name of the Corporation is “NEW DIMENSION HOLDINGS, INC.”

ARTICLE II

The registered agent for the service of process is Nevada Agency & Transfer Co.

ARTICLE III

The Corporation is authorized to issue 200,000,000 shares of common stock, par value $.001 per share.

ARTICLE IV

The initial board of directors consists of the following natural persons:

Patrick R. Day

Marina V. Day

Christopher M. Day

3987 W Deer Mountain Dr

PO Box 2564

3615 South 2210 East

Riverton, UT 84065

Waldport, OR

97394

Salt Lake City, UT 84109

ARTICLE V

The Corporation is formed for any legal purpose.

ARTICLE VI

The incorporator is Patrick R. Day, 3987 Deer Mountain Dr, Riverton, UT 84065

/s/  Patrick R. Day

Signature of incorporator